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[NEOSTAR LOGO]                                        2250 William D. Tate Ave.
                                                         Grapevine, Texas 76051

FOR IMMEDIATE RELEASE
- ---------------------

For:      NeoStar Retail Group, Inc.
Contact:  Paul Streiber
          817/424-2186

              NEOSTAR RETAIL GROUP TO REORGANIZE UNDER CHAPTER 11

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           Company Seeks Court Protection to Ensure Timely, Adequate
              Supply of Merchandise During Holiday Selling Season
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                      $70 Million DIP Financing Announced

        DALLAS, TX, September 16, 1996 -- NeoStar Retail Group, Inc. (NASDAQ:
NEOS), parent company of Babbage's and Software Etc., announced today that it has filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in Federal Bankruptcy Court in Dallas. The Company said that it, along with its subsidiaries, elected to seek court protection in order to strengthen vendor confidence to ensure adequate inventory for the upcoming holiday selling season.

        The Company said that it will continue to operate in the normal course of business during the proceeding and that it has received a commitment for $70 million in debtor-in-possession ("DIP") financing from Foothill Capital Corporation and a group of lenders.

        NeoStar also announced that outside director Thomas G. Plaskett has been named Chairman of the Board of the Company and will lead its efforts to develop and implement a plan of reorganization. James B. McCurry will continue as NeoStar's President and Chief Executive Officer.




[SOFTWARE ETC LOGO]                   (more)                    [BABBAGE'S LOGO]


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        Plaskett said that the Board of Directors, with the assistance of its financial advisors, had reviewed available strategic options and had determined that a restructuring of the Company in the context of a Chapter 11 reorganization afforded the Company the best opportunity to return it to profitability and provide maximum value for NeoStar's stockholders and creditors.

        "Our near-term plans are to do everything possible to ensure that our stores receive the necessary shipments of new inventory to fully stock our stores in advance of the holiday selling season," McCurry said. "Reorganizing under Chapter 11 allows NeoStar to build upon its dominant position in the market for leading-edge video game products just as that market is about to take off on a new cycle of rapid growth."

        In connection with the filing, the Company expects to establish a valuation allowance pursuant to SFAS No. 109 against all of the deferred income taxes carried as an asset on the Company's balance sheet.

        Plaskett is an executive with twenty-five years of general management and senior policy level experience in both service and manufacturing businesses. Since 1991, Plaskett has served as managing director of Fox Run Capital Associates, a private financial consulting concern. Previously, he held the position of Chairman, President and Chief Executive Officer of Pan Am Corporation from 1988 to 1991; and as President and Chief Executive Officer of Continental Airlines from 1986 to 1987. He also served as Senior Vice President of Marketing and Senior Vice President of Finance at American Airlines, Inc. Plaskett was elected to the Board of Directors of Greyhound Lines, Inc., and served as Interim President and Chief Executive Officer of the company during the later part of 1994. He was elected Chairman of the Board of Greyhound in February 1995. Plaskett is also a member of the Board of Directors of Tandy Corporation, Fort Worth, Texas, and Smart & Final, Inc., Los Angeles, California, and is a Trustee of the GMI Engineering and Management Institute in Flint, Michigan.





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        NeoStar Retail Group is the nation's leading chain of consumer software specialty stores. The Company employs over 5,000 people and operates 707 stores in 49 states, the District of Columbia, Puerto Rico, and Canada primarily under the names of Software Etc. and Babbage's. Virtually all of the Company's stores are located in major regional shopping malls.

        "THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future operating results, the financial condition of the Company, bankruptcy court approval of those actions requiring such approval, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.